EXHIBIT 5.1

                           SCHONFELD & WEINSTEIN, L.L.P
                                 ATTORNEYS AT LAW
                                  80 WALL STREET
                                     SUITE 815
                             NEW YORK, NEW YORK 10005
                            WWW.SCHONFELD-WEINSTEIN.COM

                                                                October 16, 2003


CyPacific Trading Inc.
c/o 16th Floor, 543 Granville Street
Vancouver, British Columbia
V6C 1X8

Dear Sirs and Madams,

RE: OPINION LETTER REGARDING STOCK ISSUANCES - CYPACIFIC TRADING INC.

We have been requested to provide this opinion regarding the prior stock issuances of CyPacific Trading Inc. (the "Corporation") which comprise the 2,000,000 common shares of the Corporation referenced for resale in the Form F-1 prospectus filed with the Securities and Exchange Commission.

In this regard, we have reviewed and are familiar with and have relied upon, to the extent necessary:

a) all currently effective Memorandum (as such term is defined in the Company Act, British Columbia) and Articles of the Corporation;
b) all currently effective Memorandum (as such term is defined in the Company Act, British Columbia) and Articles of the Corporation; and
c) such other corporate documents, records, rulings, orders, reports, certificates and instruments as we have considered appropriate.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Corporation and others.

Our opinion pertains only to applicable corporate law matters governed by the laws of the Province of British Columbia and Canada, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.


Based on and subject to the foregoing, we are of the opinion that:

1. The authorized capital of the Corporation consists of 100,000,000 common shares without par value.
2. The 2,000,000 common shares of the Corporation referenced in the Form F-1 prospectus for resale , when issued, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed by the Corporation.

This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Corporation or its securities.

Very truly yours,

/s/

SCHONFELD & WEINSTEIN, L.L.P.